VANGUARD MONEY MARKET RESERVES


CIK No. 0000106830
File No.  811-2554





EXHIBIT INDEX



ITEM NO. 77.D POLICIES WITH RESPECT TO SECURITY INVESTMENTS

? Series 1 Vanguard Prime Money Market Fund

? As a result of Rule 2a-7 amendments, changes were made to the credit rating requirements of unrated securities the Fund is permitted to purchase.